EXHIBIT 99.1

ENTERPRISE PRODUCTS TO OPPOSE VERDICT IN PIPELINE CASE

Houston, Texas (Wednesday, March 5, 2014) – Enterprise Products Partners L.P. (NYSE:EPD) announced that it intends to oppose any judgment based on yesterday’s verdict by a Dallas jury which ruled against the company in a lawsuit filed by Energy Transfer Partners over a proposed pipeline project that was cancelled in August 2011 due to a lack of customer support. In April 2011 both Enterprise and Energy Transfer signed a non-binding letter of intent disclaiming any partnership or joint venture absent executed definitive documents and board approvals of the two companies. Definitive agreements were never executed and board approval was never obtained for the potential pipeline project. While Enterprise firmly believes, and argued during its defense, that no agreement was ever executed forming a legal joint venture or partnership between the parties, the jury found that the actions of the two companies, nevertheless, constituted a legal partnership. As a result, the jury found that Energy Transfer was wrongfully excluded from a subsequent pipeline project that was to transport crude oil from Oklahoma to the Gulf Coast, and awarded Energy Transfer $319 million in actual damages. A judgment has not yet been entered in this case.

Enterprise does not believe that the verdict is supported by the evidence or the law and will promptly seek to reverse those findings. Furthermore, Enterprise management believes that the decision sets a dangerous precedent that jeopardizes current and future business relationships in the state of Texas. Businesses, large and small, need certainty, particularly when they are exploring potential projects. They need the ability to negotiate their relationships and put the terms in writing. If the legal system will not honor the terms of those agreements, the resulting uncertainty will be bad for everyone because nobody will know what their rights are until they get a judge and a jury to tell them, perhaps years after the fact.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals (including LPG); crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 51,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity. Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

Safe Harbor Statement of Enterprise under the Private Securities Litigation Act of 1995:

This press release contains forward-looking statements that involve risks and uncertainties, including Enterprise’s expectations about its business; Enterprise’s beliefs that the evidence and the law do not support the jury’s findings of a partnership and the award of damages; and Enterprise’s intention to challenge the verdict through all appropriate processes. The forward-looking statements contained in this release are subject to risks and uncertainties, which may cause the actual outcomes or results to vary from those indicated by the forward-looking statements. These risks and uncertainties include any adverse outcomes of any motions or appeals against Enterprise, and other risks and uncertainties, including those more fully described in Enterprise’s Form 10-K for the year ended December 31, 2013, and other factors detailed from time to time in Enterprise’s filings with the SEC. Enterprise undertakes no obligation to revise or update publicly any forward-looking statements.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

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